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                                                                     EXHIBIT 5.1





                         [DYKEMA GOSSETT LETTERHEAD]




                                June 20, 1996


The Majestic Star Casino, LLC
c/o Barden Development, Inc.
400 Renaissance Center
Suite 2400
Detroit, Michigan  48243

        Re: Registration Statement on Form S-4 in Connection With the Exchange Offer of 12-3/4% Senior Exchange Secured Notes due 2003 With Contingent Interest for 12-3/4% Senior Secured Notes due 2003 With Contingent Interest
             --------------------------------------------------


Ladies and Gentlemen:

        We have acted as counsel for The Majestic Star Casino, LLC, an Indiana limited liability company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the Exchange Offer by the Company of $105,000,000 aggregate principal amount of 12-3/4% Senior Exchange Secured Notes due 2003 With Contingent Interest (the "Notes") for $105,000,000 aggregate principal amount of 12-3/4% Senior Secured Notes due 2003 With Contingent Interest. The Notes are to be issued pursuant to an Indenture (the "Indenture") by and between the Company and IBJ Schroder Bank & Trust Company, as Trustee.

        In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

        Based upon the foregoing, we are of the opinion that:

        1. The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Indiana.





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                                DYKEMA GOSSETT
                                     PLLC


The Majestic Star Casino, LLC
June 20, 1996
Page 2


        2. The Notes, when executed and authenticated in accordance with the terms of the Indenture, and upon issuance in accordance with the terms of the Exchange Offer in the Prospectus constituting a part of the Registration Statement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as (a) the enforceability thereof may be limited by or subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter affecting creditors' rights generally and (b) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

        The opinions expressed herein are limited to the federal law of the United States and the law of the State of Michigan. In rendering the opinion set forth in paragraph 2 above, we have assumed that the laws of the State of New York as to the enforceability of the Notes are not different from the laws of the State of Michigan (excluding the choice of law rules).

        We hereby consent to the use of this opinion as Exhibit 5.1 of the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

                                                        Very truly yours,

                                                        DYKEMA GOSSETT PLLC

                                                        /s/ Carol H. Rodriguez

                                                        Carol H. Rodriguez